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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Primus Knowledge Solutions, Inc.:

     We consent to the use of our report dated February 10, 2004, except as to Notes 10 and 16, which are as of March 18, 2004, with respect to the consolidated balance sheets of Primus Knowledge Solutions, Inc. and subsidiaries as of December 31, 2003 and 2002, the related consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, included herein and to the reference to our firm under the headings "Selected Historical and Unaudited Consolidated Financial Information" and "Experts" in the prospectus. Our report refers to a change in method of accounting for goodwill and other intangible assets.

                                       /s/ KPMG LLP


Seattle, Washington
September 1, 2004